Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(773) 478-0631

CTI Industries Corporation Reports
Third Quarter 2009 Financial Results

FOR IMMEDIATE RELEASE
Wednesday, November 11, 2009

BARRINGTON, IL, November 11, 2009 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the third quarter of 2009 and for the nine month period ended September 30, 2009.

Consolidated net sales for the third quarter of 2009 were $10,175,000 compared to consolidated net sales of $11,953,000 for the third quarter of 2008, a decrease of 14.9%.  The Company earned net income of $205,000 or $0.07 per share (basic and diluted) for the third quarter of 2009 compared to net income of $269,000 or $0.10 per share (basic) and $0.09  (diluted) for the third quarter of 2008.

For the nine month period ended September 30, 2009, consolidated net sales were $30,558,000 compared to $35,149,000 for the same period in 2008, a decrease of 13.1%.  For this nine month period in 2009, net income was $707,000 or $0.25 per share (basic and diluted) compared to net income of $1,033,000, or $0.38 per share (basic) and $0.35 per share (diluted) for the same period of 2008.

Key Factors and Trends

Net sales of foil balloons increased by 7.8% in the third quarter compared to the same period of 2008, from $3,313,000 to $3,573,000.  For the nine month period ended September 30, 2009, net sales of foil balloons increased by 11.9% compared to the same period of 2008, from $12,829,000 to $14,359,000.

For the third quarter 2009, net sales of pouch products were $2,337,000 compared to $3,767,000 for the third quarter of 2008.  For the nine months ended September 30, 2009, pouch sales were $4,899,000 compared to $9,656,000 for the same period of 2008.  In the first nine months of 2008, the high level of net sales of pouches was attributable to the build-up of inventory by a principle customer for a July 2008 product launch.  During the first nine months of 2009, sales to that customer continue but at a lower level than during the product launch build-up in 2008.

During the third quarter 2009, the dollar value of latex balloon sales decreased by 5.2% compared to the third quarter of 2008, from $2,267,000 to $2,150,000.  The unit volume of sales, however, was up slightly in 2009.  The decline in the dollar value of the sales was due to the fact that a significant portion of the Company’s latex sales are in Mexico and are denominated in Mexican pesos.  The value of the Mexican peso against the U.S. dollar has declined when compared to the third quarter of 2008.  For the same reasons, the dollar volume of latex sales in the nine month period ended September 30, 2009 was down 6.8% compared to the same period of 2008, from $5,737,000 to $5,346,000.

Operating expenses declined by approximately $517,000 for the third quarter of 2009 compared to the same period of 2008, and they declined by about $836,000 for the nine month period ended September 30, 2009 compared to the same period of 2008.

CTI Industries Corporation will host a conference call to discuss third-quarter earnings with investors.  The conference call will be held on November 11, 2009 at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Standard Time).  The dial-in telephone number is 888-211-9951.  The participant passcode is 4524004.  A replay will be available from November 11, 2009 through November 25, 2009 by dialing 888-203-1112.  The replay passcode is 4524004.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

  – FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	September 30, 2009	December 31, 2008

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$365,710	$180,578
Accounts receivable, net	6,329,068	5,821,593
Inventories, net	9,974,206	10,504,769
Other current assets	1,244,590	1,181,097
Total current assets	17,913,574	17,688,037

Property, plant and equipment, net	9,855,795	10,575,982
Other assets	1,556,882	1,724,172

Total Assets	$29,326,251	$29,988,191

Liabilities & Equity
Total current liabilities	$15,546,727	$16,222,180
Long term debt, less current maturities	5,208,609	6,018,655
Stockholders' equity	8,555,136	7,734,600
Noncontrolling interest	15,779	12,756

Total Liabilities & Equity	$29,326,251	$29,988,191

Consolidated Statements of Operations
	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$10,175,245	$11,952,979	$30,557,569	$35,148,626
Cost of sales	7,997,292	9,210,708	23,712,414	27,161,791

Gross profit	2,177,953	2,742,271	6,845,155	7,986,835

Operating expenses	1,671,958	2,188,645	5,202,480	6,038,694

Income from operations	505,995	553,626	1,642,675	1,948,141

Other (expense) income:
Net Interest expense	(256,635)	(242,646)	(824,753)	(799,311)
Other	12,549	24,912	(6,449)	67,123

Income before income taxes and noncontrolling interest	261,909	335,892	811,473	1,215,953

Income tax expense	55,666	66,487	101,787	182,326

Income before noncontrolling interest	206,243	269,405	709,686	1,033,627

Noncontrolling interest income of subsidiary	1,526	(24)	3,023	241

Net income	$204,717	$269,429	$706,663	$1,033,386

Basic income per common and common equivalent shares	$0.07	$0.10	$0.25	$0.38

Diluted income per common and common equivalent shares	$0.07	$0.09	$0.25	$0.35

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,739,481	2,799,501	2,774,447	2,747,604

Diluted	2,749,685	2,968,895	2,781,178	2,934,736